Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 10, 2026, with respect to the consolidated financial statements of Holtec International, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
August 21, 2026